Exhibit 99.1

Operator

Good day, ladies and gentlemen. Thank you for standing by. Welcome to the STAAR Surgical Third Quarter 2017 Financial Results Conference Call. (Operator Instructions) This call is being recorded today, Wednesday, November 8, 2017. At this time, I would like to turn the conference over to Mr. Brian Moore with EVC group

Brian Moore

Thank you, Andrew, and good afternoon, everyone. Thank you for joining us on the STAAR Surgical conference call this afternoon to review the company’s financial results for the third quarter, which ended on September 29, 2017. On the call today are Caren Mason, President and CEO of STAAR Surgical Company; and Deborah Andrews, Chief Financial Officer. The news release detailing the third quarter results was issued just after 4:00 p.m. Eastern Time and is now available on STAAR’s website at www.staar.com.

Before we begin, let me quickly remind you that during the course of this conference call, the company will make forward-looking statements. We caution you that any statement that is not a statement of historical fact is a forward-looking statement. This includes remarks about the company’s projections, expectations, plans, beliefs and prospects. These statements are based on judgment analysis as of the date of this conference call and are subject to numerous important risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The risks and uncertainties associated with the forward-looking statements made in this conference call and webcast are described in the safe harbor statement in today’s press release as well as STAAR’s public periodic filings with the SEC. STAAR assumes no obligation to update these forward-looking statements to reflect future events or actual outcomes and does not intend to do so. In addition, to supplement the GAAP numbers, we have provided non-GAAP adjusted net income and net income per share information. We believe that these non-GAAP numbers provide meaningful supplemental information and are helpful in assessing our historical and future performance. A table reconciling the GAAP information to the non-GAAP information is included in today’s financial release. Following our prepared remarks, we will open the line for questions from publishing analysts. We ask analysts to limit themselves to 2 initial questions during the Q&A session, then requeue with any follow-ups. We thank everyone in advance for their cooperation with this process. And with that, I’d like to turn the call over to Caren Mason, President and Chief Executive Officer of STAAR Surgical.

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Thank you, Brian, and good afternoon, everyone. I will begin our discussion with an overview of Q3 performance highlights and then we’ll spend a few minutes addressing ICL growth, particularly in China, clinical trial update and profitability. Deborah will then review key third quarter financial results before we open the call for your questions. During Q3, we achieved a number of milestones for the company. We were pleased to deliver a profitable quarter, with $0.03 positive earnings per share and approximately $3.1 million in positive cash flow from operations. We achieved record revenue and gross profit for the quarter, while benefiting from planned expense management and a shift in marketing expense for our Experts Meeting and ESCRS to the fourth quarter. Top line results include record ICL sales and record ICL units, with Canada units up 200%, China units up 76%, Japan units up 48%, Germany units up 28% and global distributors units up 22% over the prior year quarter. China’s demand was especially strong as the third quarter encompasses the largest procedure volume of the year in China. As we have expanded our business substantially in China, the largest refractive surgical market globally, we now will be planning for greater revenue in Q3 than in previous years. Our first-in-man clinical trial for the next generation ICL with EDOF is nearing completion and the results continue to meet intended outcomes. We plan to begin our pivotal clinical trial during the first quarter of 2018 to evaluate the performance of an EDOF optic design to treat presbyopia on the approved EVO Visian Implantable Collamer Lens platform. With regard to FDA remediation, we completed our internal work in the first quarter of 2017 and notified the FDA in March that we are ready for inspection.

I’d like to focus today on growth of the ICL business in China. We set out in early 2016 to forge a new path into the largest refractive market in the world, with partners who had similar growth goals and a very strong commitment to delivering excellent patient vision care. China’s refractive market is estimated to encompass approximately 900,000 refractive procedures per year, which represents 35% of the total global refractive procedure market according to Market Scope’s 2016 survey. In order to build confidence and trust in EVO Visian ICL technology as a premium and primary refractive procedure, we launched extensive surgeon training programs, focusing on leading refractive clinics in Tier 1 cities in China. The training encompassed broad certification criteria, with an emphasis on long-term safety. We established 3 national university training centers in 2016 to accomplish our goal and many university professors and surgeons are now pleased to address their confidence in EVO’s long-term safety and effectiveness at national and regional congresses in China and abroad. Today, Chinese surgeons express their pride to us upon reaching EVO ICL mastery status, which is then planning a minimum of 500 lenses per year.

Our sales growth has primarily been driven through commercially focused large ophthalmic hospitals and clinics. We established our initial strategic partnership agreement with Aier Hospital Group in January of 2016, which now operates close to 200 clinics in China and performs approximately 200,000 refractive procedures annually. Recently, they announced their acquisition of a large European refractive surgery provider, Baviera and have established their first clinical ownership in the U.S. They have partnered with STAAR in essential training, expensive marketing and clinical research and to lower diopter use of the ICL. Together with our experienced importer partner, we support leading refractive clinics in China in the organization and execution of patient education roadshow programs, which are enabled through social media such as WeChat. While we are educating hundreds of roadshow attendees in excellent educational in-person venues, thousands of potential visual freedom patients are streaming the event to their mobile devices. We support our partners with data-supported content to help assure appropriate positioning of our EVO ICL technology. When we began this pursuit in 2016, the EVO was an addition to the presentation of additional refractive options for patients. Today, with our partners, the patient education roadshows and live-streaming events are most often exclusive to EVO ICL technology.

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NOVEMBER 08, 2017 / 04:30PM ET, STAA - Q3 2017 STAAR Surgical Co Earnings Call

Our business in China has grown by over 200% in the past 21 months. Our goal is to continue this strong growth trajectory, and we are planning to expand our footprint in China with people and program investment in the coming years. In all of the top markets we serve, we are gearing up to expand the business model, we have successfully rolled out in China by retooling our global go-to-market strategy to aid in this expansion of necessary resources. We have recently split our global commercial operations responsibility in 3 major buckets. Commercial operations covering China and the direct markets in Europe; commercial operations covering Korea, India and the direct markets of Japan and North America; and distributer operations covering the rest of Europe, Latin America, the Middle East and the rest of Asia Pacific. We are intensifying our support of our largest distribution partners, where we have significant STAAR investment and are improving our distributor partnerships as well globally. We are especially pleased with the recent growth of our European distributors at 22% versus prior year quarter. In addition, we will continue the emphasis on ICL expansion in Japan and Canada direct markets, which are reaping strong returns and have encouraging growth trajectories.

Overall, we are pleased with results from the premium and primary repositioning of the EVO Visian ICL, and we will use this approach as the major way we market to surgeon and consumers in our planning for 2018 to 2020. Turning to Clinical and Regulatory Affairs requirements for 2018 and beyond. We have a long list of initial clinical trials, post-approval clinical studies and essential regulatory requirements to support our expanding product offering. During the first quarter of 2018, we plan to launch our pivotal clinical trial in Europe to seek the CE Mark for the EVO Visian ICL lenses designed for the treatment of presbyopia. We will benefit from the experience of patients implanted with this lens during the first-in-man clinical trial and are pleased that the design is finalized for these lenses. It is the patient experience with the performance of the presbyopic visual optic enabled through extended depth of field technology that we will be measuring most acutely. The safety of the EVO Visian ICL has been well established for the myopic patient, so the effectiveness of the visual uptick for presbyopia and patient satisfaction are paramount in this trial.

We are pleased that in September, our notified body in the European Union DEKRA approved an expanded age range for our EVO Visian ICL for myopia from adults aged 21- to 45-years old to adults aged 21- to 60-year-old, which sets the stage well for addressing the early years of presbyopia. We hope to complete the clinical trial in 2018, and if successful, to seek approval for presbyopic ICLs in 2018 for CE Mark countries. With the commencement of the clinical trial and regulatory requirements associated with new product studies and registrations, we anticipate that expenses will increase and will require well-managed investment going forward. We have included these necessary costs in our planning for the 2018 to 2020 planning period.

We achieved profitability for STAAR Surgical in Q3, and it was most welcome. Our top line growth exceeded expectations by over $2 million and expenses were substantially lower than Q3 2016 due to careful expense management, no accelerated stock option expenses experienced in the prior year and the movement of the Experts Meeting and ESCRS to the October time frame, which was, of course, dictated by the ESCRS. We have established our base business cost profile over the past 2 years in most of our functional areas and appreciate our investors patience with the transformative spending requirements of the 2015 to 2017 3-year plan. We have substantially completed our 3-year strategic planning for 2018 to 2020. We plan to responsibly increase investment in commercial infrastructure, clinical studies and regulatory requirements. We also plan to selectively expand our commercial outreach to consumers, who remain largely unaware of the benefits of the EVO Visian ICL and their opportunity for visual freedom. Ultimately, our goal is to increase revenue through a projected range of 15% to 20% annually, which should yield very good bottom line results. We’re also aiming for sustained profitability to be achieved during the planning period. We will provide more color during our Investor Day presentation on November 16. That concludes my prepared remarks for this afternoon. Deborah…

Deborah Andrews - STAAR Surgical Company - CFO

Thank you, Caren, and good afternoon, everyone. I will start the financial overview with a summary of top line results and then provide more details by product and market.

STAAR reported net sales of $23.5 million in the third quarter of 2017, an increase of 17% over the $20.1 million of sales reported in the third quarter of 2016. The sales increase was driven by ICL revenue growth of 22%, with unit growth of 18% and increased injector part sales, partially offset by decreased IOL sales.

For the third quarter of 2017, total sales for our ICL product line were $18.1 million compared to $14.8 million in the prior year quarter. Asia Pacific ICL sales were $11 million during the quarter, an increase of 35% revenue and 34% in units compared to the prior year period. China and Japan experienced strong double-digit growth that was partially offset by decreased sales in Korea as expected. India sales increased 3% after a couple of quarters of declines versus the prior year period. EMEA and LA ICL sales were $5.4 million during the quarter, an increase of 6% in revenue due to increased average selling prices. Double-digit unit growth in Europe was offset by a decline in units in the Middle East and Latin America. North America sales were $1.6 million during the quarter, up 10% in revenue and units from the prior year period. The increase in sales was driven by the continued successful commercialization of the EVO Toric lens in Canada.

For our IOL product line, total IOL sales were $3.9 million for the third quarter of 2017, which was down 16% in revenue and 6% in units from the prior year period. Decreased sales of silicone and Collamer IOLs were partially offset by increased sales of acrylic preloaded IOLs. Due to the discontinuance of silicone IOL sales in the U.S. in 2016 and material issues impacting preloaded silicone supply, we expect that IOL sales will decrease in 2017 compared to 2016.

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Turning to discussion now to margins and spending. Our gross profit margin was 71.8% compared to the prior year’s period gross margin of 74.2%. The decrease in gross margin for the quarter is due to unfavorable product mix due to the increase of lower-margin injector part sales and the increase in inventory provisions, partially offset by the favorable effect of 49% increase in Toric ICL sales, our highest margin product. Although increased during the quarter, inventory provisions for the first 9 months of 2017 were down 8% compared to the first 9 months of 2016. Operating expenses for the third quarter were $15.8 million, a decrease of 5% compared to the prior year quarter of $16.6 million. The decrease was due to planned expense management and the timing of the ESCRS trade show, which was held in Q3 2016 compared to Q4 in 2017. Operating expenses in Q4 2017 will be higher than the comparable period in 2016 as a result. G&A and R&D expenses were slightly favorable versus prior year.

The company expects operating expenses for fiscal 2017 will be below that of fiscal 2016. With regard to the bottom line, we reported net income during the quarter of $1.2 million or approximately $0.03 per diluted share compared with a net loss of $1.8 million or $0.04 per diluted share for the prior year period. On a non-GAAP basis, we reported adjusted net income for the third quarter of 2017 of $1.5 million or $0.04 per diluted share compared with a adjusted net loss of $900,000 or $0.02 per diluted share for the prior year period.

Turning now to our balance sheet. Cash, cash equivalents and restricted cash at June 30, 2017, totaled $16.3 million compared to $14.1 million at the end of the fourth quarter of 2016, and $14.4 million at the end of the third quarter of 2016. Continued focus on optimizing the company’s cash position through revenue growth, expense management and working capital management enabled the company to increase its cash balances in 2017 compared to 2016. This concludes my comments. And with that, we’re ready to take the questions. Operator, please open the line for questions.

QUESTION AND ANSWER

Operator

(Operator Instructions) Our first question comes from Jason Mills with Canaccord.

Jason Richard Mills - Canaccord Genuity Limited, Research Division - Analyst

Caren, can you hear me okay?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Yes. I can, Jason.

Jason Richard Mills - Canaccord Genuity Limited, Research Division - Analyst

I wanted to start, first question, Caren, just with respect to your guidance, and you probably go over this in enormous detail next week. But when you say 15% to 20% over the forecasted period, does that also include 2018, given we -- that’s a little bit higher than I would have expected. I think, early days given what’s going on with respect to your clinical trial measurement. I could see it certainly ramping towards that, maybe, above that over time. But that was a positive surprise to me. And I wanted to make sure that 2018 was included in that commentary?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

That’s a great question. We are not going to be giving specific guidance year-by-year, quarter-by-quarter. What we are aiming to do is to have that as a goal for as soon as we can possibly achieve it. The gating factor is, of course, the inclusion of increase in the United States business, which, at this time, continues to weigh on a successful removal of the warning letter, so that we can get approval for Toric and other of our EVO family of lenses. So our goal is that if you would have look at the time period over the 3 years, that we would be able to show at least 15% to 20% growth. And we are -- our internal goals are, last year, for that for ICL unit growth.

Jason Richard Mills - Canaccord Genuity Limited, Research Division - Analyst

Got you. That’s helpful. So kind of on a compounded basis, 15% to 20% is something you are comfortable with over a 3-year period of time. Got it.

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NOVEMBER 08, 2017 / 04:30PM ET, STAA - Q3 2017 STAAR Surgical Co Earnings Call

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

That is correct.

Jason Richard Mills - Canaccord Genuity Limited, Research Division - Analyst

Okay. That’s helpful. And then obviously, I think, most, all of this on this call know -- understand how robust China has been and Aier -- how important Aier is. Could you help us understand the magnitude of opportunity, not only in China with them, but also given expansion in their lofty goals with respect to sort of almost global domination of refractive surgery seemingly. What your opportunity is with them globally? And I guess, more specifically in the United States, and so far as you’re willing to talk about, what their plans might be in the U.S.? And then also, as part of that question, just how strong and long term that relationship is? I think -- and do you think this positive, obviously, the potential downside is if the relationship does not go as well down the line. And perhaps you could give us a little bit more insight just with respect to how strong that relationship is and how long term it is? Sorry for the length of the question, but I think, it’s an important one.

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

It’s a very important one, Jason. We have the greatest respect for our partnership with Aier Hospital Group. We do meet with the CEO routinely, and I meet with him at least once or twice per year. We do share our strategic objectives. And we do plan together, as I said, for expansive marketing, for doing clinical research together, most recently on lower diopter ICLs. And we talk about more premium and primary opportunities in all of the Aier clinics for the use of our EVO ICL lenses. And so, yes, as they have very ambitious growth objectives, we work with them to be a big part of that growth and take a bigger percentage of our share of that growth. I would say that, this is a long-term partnership, that we continue to reassert and resign on an annual basis. And I also, though, want to clarify, that a strong and a successful partnership we have with Aier, we also have a lot of excellent other partners as well as clinics and hospitals throughout China that we are doing more and more business with. Even in, and especially, in the university setting. With regard to Aier and Baviera in Europe and the United States, that planning has been described by their CEO as to what they’re going to do. But I would say that they are going to be careful in their planning. And they’re going to be rolling out a growth strategy on a slower basis around some of their new acquisitions to be sure that the quality and the rollouts are most successful.

Operator

(Operator Instructions) Our next question comes from the line of Jim Sidoti with Sidoti & Company.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

Can you hear me?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Yes. Jim.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

Start out with the quarter that just ended. Were there any, what you would consider onetime in the quarter? It sounded like there was an usually high volume of injectors. Is that something that you think won’t occur going forward?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

No. Actually, our injectors sales are expected to remain at a robust level. The company that we work with is doing some excellent growth. And we are supporting them in their growth trajectory. So things will continue, I think, on a positive trend with injector part sales.

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NOVEMBER 08, 2017 / 04:30PM ET, STAA - Q3 2017 STAAR Surgical Co Earnings Call

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

Good. And then you indicated that you think you’ll start a clinical trial in 2018 for the lens presbyopia. Any sense on what that will cost?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Well, normally, as you’re probably aware, critical clinical trials are usually in the millions of dollars. So we will have to make sure that we -- and already have in our planning, are making sure that we run an outstanding clinical trial. And so, yes, you’re looking at 7 figures or short.

James Philip Sidoti - Sidoti & Company, LLC - Research Analyst

Okay. Right. And then the success in Canada after the recent approval of the lens astigmatism there, is there any reason to think that you wouldn’t have similar success in the U.S. once you get the Toric lens approved here?

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

I would accept that. We would have great success with the Toric lens here in United States. So we’re very excited for when that day finally comes.

Operator

And I’m showing no further questions at this time. So with that, said, I’d like to turn the call back over to Caren Mason, President and CEO of STAAR Surgical for closing remarks.

Caren L. Mason - STAAR Surgical Company - CEO, President and Director

Next week, we will be participating at AAO in New Orleans on Friday, November 10, at the Refractive Surgery Subspecialty day. We are pleased to support our refractive surgeons during this important clinical review day in lieu of exhibit booth representation. We look forward to speaking with many of you in the coming weeks and months. We will be presenting at the Piper Jaffray conference in late November and on a non-deal roadshow in Salt Lake City in early December. Thank you for your participation on our call today. We appreciate your interest and investment in our company. All the best to all of you.

Operator

Ladies and gentlemen, thank you for participating in today’s conference. This does conclude the program and you may all disconnect. Everyone, have a wonderful day.

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